Exhibit 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Number 333-117056) of our report dated August 15, 2005 except for Notes 12 and 13, as to which the date is August 24, 2005, on our audits of the consolidated financial statements included in the Annual Report on Form 10-KSB of DECORIZE, INC. for the year ended June 30, 2005.

/s/ BKD, LLP

September 28, 2005
Springfield, Missouri